EXHIBIT 23(a)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Admiralty Bancorp, Inc.:

We consent to incorporation by reference in this registration statement on Form S-3 of Admiralty Bancorp, Inc. of our report dated January 14, 2000, relating to the consolidated balance sheet of Admiralty Bancorp, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1999, annual report on Form 10-KSB of Admiralty Bancorp, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

                                                        /s/ KPMG LLP

West Palm Beach, Florida
May 1, 2000